Exhibit 5.1

C. Thomas Hopkins

T: +1 310 883 6417

thopkins@cooley.com

June 21, 2021

LegalZoom.com, Inc.

101 North Brand Blvd., 11th Floor

Glendale, California 91203

Ladies and Gentlemen:

We have acted as counsel to LegalZoom.com, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-256803) on Form S-1 (as amended, the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 21,989,150 shares of the Company’s Common Stock, par value $0.001 (“Shares”) (including up to 2,868,150 Shares that may be sold by the Company upon exercise of an option to purchase additional shares to be granted to the underwriters).

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Fourth Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, each as currently in effect, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws filed as Exhibits 3.2 and 3.4 to the Registration Statement, respectively, each of which is to be effective in connection with the closing of the offering contemplated by the Registration Statement and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda, opinions and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that the Shares will be sold at a price established by the Board of Directors of the Company or a duly authorized committee thereof.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP    1333 2nd Street, Suite 400, Santa Monica, CA 90401

t: (310) 883-6400 f: (310) 883-6500 cooley.com

LegalZoom.com, Inc.

June 21, 2021

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ C. Thomas Hopkins
C. Thomas Hopkins

Cooley LLP 1333 2nd Street, Suite 400, Santa Monica, CA 90401

t: (310) 883-6400 f: (310) 883-6500 cooley.com